UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 27, 2016

AMERIPRISE FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32525	13-3180631
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 Ameriprise Financial Center Minneapolis, Minnesota	55474
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(612) 671-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07      Submission of Matters to a Vote of Security Holders.

The 2016 annual meeting of the stockholders of the Company was held on April 27, 2016. At the meeting, the holders of 150,486,880 shares of common stock, which represents approximately 89 percent of the 168,311,862 outstanding shares entitled to vote as of the February 29, 2016 record date were represented in person or by proxy. Detailed voting results are set forth below.

Item 1 – Election of Directors. The stockholders elected each director nominee for a term of one year to expire at the 2017 annual meeting of stockholders or until their successors are elected and qualified. The voting results were as follows:

Name	Votes For	Votes Against	Abstentions	Broker Non-Votes
James M. Cracchiolo	132,056,746	4,211,977	897,950	13,320,207
Dianne Neal Blixt	136,523,357	431,360	211,956	13,320,207
Amy DiGeso	136,259,839	704,815	202,019	13,320,207
Lon R. Greenberg	136,185,975	767,241	213,457	13,320,207
Siri S. Marshall	135,993,238	958,826	214,609	13,320,207
Jeffrey Noddle	136,005,467	947,955	213,251	13,320,207
H. Jay Sarles	135,963,949	986,619	216,105	13,320,207
Robert F. Sharpe, Jr.	135,330,688	1,625,092	210,893	13,320,207

Item 2 – Nonbinding Advisory Vote to Approve the Compensation of Named Executive Officers. The stockholders approved, on an advisory basis, the compensation of its named executive officers. The proposal received “for” votes from approximately 95 percent of the shares voted:

Votes For	Votes Against	Abstentions	Broker Non-Votes
130,987,716	5,798,458	380,499	13,320,207

Item 3 – Ratification of the Audit Committee’s Selection of the Company’s Independent Registered Public Accountant for 2016. The stockholders ratified the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016. The proposal received “for” votes from approximately 99 percent of the shares voted:

Votes For	Votes Against	Abstentions
149,291,055	922,787	273,038

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERIPRISE FINANCIAL, INC.
(Registrant)

Date: April 29, 2016	By	/s/ Thomas R. Moore
Thomas R. Moore
Vice President, Chief Governance Officer
and Corporate Secretary